Pricing Supplement No. U13
To the Prospectus dated March 29, 2007,
Prospectus Supplement dated March 24, 2008,
Product Supplement No. 8A dated October 1, 2008,
Underlying Supplement dated October 1, 2008	Filed Pursuant to Rule 424(b)2 Registration No. 333-132936-14 December 23, 2008

Credit Suisse

Credit Suisse $702,000 25.00% per annum Callable Yield Notes Linked to the Performance of the S&P 500® Index and the Russell 2000® Index due December 29, 2009

General

•
The securities are designed for investors who are mildly bearish, neutral or mildly bullish on the Reference Indices. Investors should be willing to lose some or all of their investment if a Knock-In Event occurs with respect to any Reference Index.

•
Quarterly interest payments at a rate of 25.00% per annum, subject to Early Redemption.

•
Senior unsecured obligations of Credit Suisse, acting through its Nassau Branch, maturing December 29, 2009†.

•
Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

•
The securities priced on December 23, 2008 (the "Trade Date") and are expected to settle on December 29, 2008. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse, acting through its Nassau Branch (Standard & Poor's A+, Moody's Aa1)††
Reference Indices:	Each Reference Index is identified in the table below, together with its Initial Level and Knock-In Level:

Reference Index	Ticker	Initial Level	Knock-In Level
S&P 500® Index	SPX <INDEX>	863.16	517.896
Russell 2000® Index	RTY <INDEX>	468.64	281.184

Knock-In Level:	The Knock-In Level for each Reference Index will be 60% of the Initial Level of such Reference Index.
Interest Rate:	25.00% per annum.
Interest Payment Dates:
Unless redeemed earlier, interest will be paid quarterly in arrears on March 29, 2009, June 29, 2009, September 29, 2009 and the maturity date, subject to the modified following business day convention. No interest will accrue or be payable following an Early Redemption.
Early Redemption:	The Issuer may redeem the securities in whole, but not in part, on any interest payment date upon at least five business days notice at 100% of the principal amount of the securities, together with any accrued but unpaid interest.
Knock-In Event:	A Knock-In Event occurs if the closing level of either Reference Index reaches or falls below its Knock-In Level on any day during the Observation Period.
Final Level:	For each Reference Index, the closing level of such Reference Index on the Valuation Date.
Redemption Amount:	The Redemption Amount of the securities will depend on the individual performance of each Reference Index. Subject to Early Redemption, the Redemption Amount in cash at maturity depends on whether a Knock-In Event occurs:
• If a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the percentage change from the Initial Level to the Final Level of the Lowest Performing Reference Index, subject to a maximum of zero. In this case, the maximum Redemption Amount will equal the principal amount of the securities, but the Redemption Amount may be less than the principal amount of the securities and you could lose your entire investment.
• If a Knock-In Event does not occur, the Redemption Amount will equal the principal amount of the securities.
Lowest Performing Reference Index:	The Reference Index for which the lowest value is obtained from the following equation:
Final Level – Initial Level Initial Level
Observation Period:	The period from but excluding the Trade Date to and including the Valuation Date.
Valuation Date†:	December 22, 2009
Maturity Date†:	December 29, 2009
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546EER1

†    Subject to postponement in the event of a market disruption event as described in the accompanying product supplement under "Description of the Securities—Market disruption events."

††    A credit rating is not a recommendation to buy, sell or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to the securities does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See "Risk Factors" beginning on page PS-3 of the accompanying product supplement and page IS-2 of the accompanying underlying supplement and "Selected Risk Considerations" beginning on page 5 of this pricing supplement.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling 1-800-584-6837.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer

Per security	$1,000	$0	$1,000

Total	$702,000	$0	$702,000

The securities are not deposit liabilities and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction. In addition, the securities are not guaranteed under the FDIC's Temporary Liquidity Guarantee Program.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee

Notes	$702,000	$27.59

Credit Suisse

December 23, 2008

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this pricing supplement together with the prospectus dated March 29, 2007, as supplemented by the prospectus supplement dated March 24, 2008, the product supplement dated October 1, 2008, and the underlying supplement dated October 1, 2008 relating to our Medium Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  •
  Prospectus dated March 29, 2007:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746908007941/a2186710z424b2.htm

  •
  Prospectus supplement dated March 24, 2008:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746908003313/a2184026z424b2.htm

  •
  Product supplement No. 8A dated October 1, 2008:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746908010528/a2188212z424b2.htm

  •
  Underlying supplement dated October 1, 2008:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746908010527/a2188052z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement and underlying supplement and "Selected Risk Considerations" in this pricing supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity for Each $1,000 Principal Amount

The following tables illustrate hypothetical Redemption Amounts at maturity and total payments over the term of the securities (which include both payments at maturity and the total interest paid on the securities) on a $1,000 investment in the securities, based on a number of assumed variables. The tables assume that the securities have not been redeemed prior to maturity and the term of the securities is exactly one year. These examples are provided for illustration purposes only. The actual payment amounts received by investors will depend on several variables, including, but not limited to (a) whether the closing level of any Reference Index is less than or equal to its respective Knock-In Level on any day during the Observation Period and (b) the Final Level of the Lowest Performing Reference Index.

TABLE 1: This table represents the hypothetical Redemption Amount at maturity and the total payment over the term of the securities on a $1,000 investment in the securities if a Knock-In Event DOES NOT occur during the Observation Period.

Principal Amount of Securities	Lowest Performing Reference Index Return	Redemption Amount (Knock-In Event does not occur)	Total Interest Payment on the Securities	Total Payment
$1,000	50%	$1,000	$250.00	$1,250.00
$1,000	40%	$1,000	$250.00	$1,250.00
$1,000	30%	$1,000	$250.00	$1,250.00
$1,000	20%	$1,000	$250.00	$1,250.00
$1,000	10%	$1,000	$250.00	$1,250.00
$1,000	0%	$1,000	$250.00	$1,250.00
$1,000	-10%	$1,000	$250.00	$1,250.00
$1,000	-20%	$1,000	$250.00	$1,250.00
$1,000	-30%	$1,000	$250.00	$1,250.00
$1,000	-35%	$1,000	$250.00	$1,250.00
$1,000	-40%	N/A	N/A	N/A
$1,000	-50%	N/A	N/A	N/A

TABLE 2: This table represents the hypothetical Redemption Amount at maturity and the total payment over the term of the securities on a $1,000 investment in the securities if a Knock-In Event DOES occur during the Observation Period.

Principal Amount of Securities	Lowest Performing Reference Index Return	Redemption Amount (Knock-In Event occurs)	Total Interest Payment on the Securities	Total Payment
$1,000	50%	$1,000	$250.00	$1,250.00
$1,000	40%	$1,000	$250.00	$1,250.00
$1,000	30%	$1,000	$250.00	$1,250.00
$1,000	20%	$1,000	$250.00	$1,250.00
$1,000	10%	$1,000	$250.00	$1,250.00
$1,000	0%	$1,000	$250.00	$1,250.00
$1,000	-10%	$900	$250.00	$1,150.00
$1,000	-20%	$800	$250.00	$1,050.00
$1,000	-30%	$700	$250.00	$950.00
$1,000	-35%	$650	$250.00	$900.00
$1,000	-40%	$600	$250.00	$850.00
$1,000	-50%	$500	$250.00	$750.00

Hypothetical Examples of Redemption Amounts of the Security

Because the return on the securities depends upon whether a Knock-In Event occurs and the performance of the Lowest Performing Reference Index, we cannot present a complete range of possible Redemption Amounts at maturity. The four examples below set forth a sampling of hypothetical Redemption Amounts at maturity based on the following assumptions:

  •
  Principal amount of securities = $1,000

  •
  The Initial Level is 900 for the SPX and 465 for the RTY.

  •
  No exercise of our Early Redemption right.

  •
  The Knock-In Level for each Reference Index is 60% of the Initial Level of such Reference Index.

  •
  At maturity you will receive the Redemption Amount calculated as shown in the examples below.

  •
  In addition to the Redemption Amount, you will receive the quarterly interest payments to maturity or the date of Early Redemption, as the case may be.

The examples provided herein are for illustration purposes only. The actual payment at maturity, if any, will depend on whether a Knock-In Event occurs and, if so, the Final Level of the Lowest Performing Reference Index. You should not take these examples as an indication of potential payments. It is not possible to predict whether a Knock-In Event will occur and, if so, whether and by how much the Final Level of the Lowest Performing Reference Index will decrease in comparison to its Initial Level.

Example 1: A Knock-In Event occurs because the closing level of one Reference Index reaches its Knock-In Level; and the Final Level of the Lowest Performing Reference Index is less than its Initial Level.

Reference Index	Initial Level	Lowest Index closing level during the Observation Period	Final Level on Valuation Date
SPX	900	900 (100% of Initial Level)	990
RTY	465	279 (60% of Initial Level)	279

Since the closing level of the RTY reaches its Knock-In Level during the Observation Period, a Knock-In Event occurs. The RTY is also the Lowest Performing Reference Index.

Therefore, the percentage change from the Initial Level to the Final Level of the Lowest Performing Reference Index =

Final Level of the RTY – Initial Level of the RTY
Initial Level of the RTY

    ; subject to a maximum of 0.0

= (279 – 465)/465 = -0.40

The Redemption Amount = principal amount of the securities × (1 + percentage change of the Lowest Performing Reference Index)

= $1,000 X (1 – 0.40) = $600

Example 2: A Knock-In Event occurs because the closing level of one Reference Index reaches its Knock-In Level; the Lowest Performing Reference Index never reaches or falls below its Knock-In Level; and the Final Level of the Lowest Performing Reference Index is less than its Initial Level.

Reference Index	Initial Level	Lowest Index closing level during the Observation Period	Final Level on Valuation Date
SPX	900	540 (60% of Initial Level)	990
RTY	465	372 (80% of Initial Level)	372

Since the closing level of the SPX reaches its Knock-In Level during the Observation Period, a Knock-In Event occurs. The RTY is the Lowest Performing Reference Index, even though its closing level never reaches or falls below its Knock-In Level.

Therefore, the percentage change of the Lowest Performing Reference Index =

Final Level of the RTY – Initial Level of the RTY
Initial Level of the RTY

  ; subject to a maximum of 0.0

= (372 – 465)/465 = -0.20

The Redemption Amount = principal amount of the securities × (1 + percentage change of the Lowest Performing Reference Index)

= $1,000 X (1 – 0.20) = $800

Example 3: A Knock-In Event occurs because the closing level of at least one Reference Index reaches its Knock-In Level; and the Final Level of the Lowest Performing Reference Index is greater than its Initial Level.

Reference Index	Initial Level	Lowest Index closing level during the Observation Period	Final Level on Valuation Date
SPX	900	540 (60% of Initial Level)	945
RTY	465	465 (100% of Initial Level)	558

Since the closing level of the SPX reaches its Knock-In Level, a Knock-In Event occurs. The SPX is also the Lowest Performing Reference Index.

Therefore, the percentage change of the Lowest Performing Reference Index =

Final Level of the SPX – Initial Level of the SPX
Initial Level of the SPX

  ; subject to a maximum of 0.0

= (945 – 900)/900 = 0.05

BUT 0.05 is greater than the maximum of 0.0, so the percentage change of the lowest performing Reference Index is 0.0.

The Redemption Amount = principal amount of the securities × (1 + percentage change of the Lowest Performing Reference Index)

= $1,000 X (1 – 0.0) = $1,000

Example 4: A Knock-In Event does not occur.

Reference Index	Initial Level	Lowest Index closing level during the Observation Period	Final Level on Valuation Date
SPX	900	810 (90% of Initial Level)	990
RTY	465	372 (80% of Initial Level)	558

Since the closing level of each Reference Index did not reach or fall below its Knock-In Level, a Knock-In Event does not occur.

Therefore, the Redemption Amount equals $1,000.

Selected Risk Considerations

A purchase of the securities involves risks. This section describes significant risks relating to the securities. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying underlying supplement, product supplement, prospectus supplement and prospectus, before investing in the securities.

  •
  THE SECURITIES ARE NOT PRINCIPAL PROTECTED — An investment in the securities is not principal protected and you may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding any accrued and unpaid interest. If the closing level of any Reference Index reaches or falls below its Knock-In Level on any day during the Observation Period, and the level of the Lowest Performing Reference Index on the Valuation Date is less than its Initial Level, you will bear the full effect of the depreciation in the Lowest Performing Reference Index. In this case, the Redemption Amount will be less than the principal amount of the securities and you could lose your entire investment if the Lowest Performing Reference Index falls to zero.

  •
  THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS ACCRUED AND UNPAID INTEREST, AT MATURITY OR UPON EARLY REDEMPTION — The redemption amount paid at maturity or upon Early Redemption will never exceed the principal amount of the securities. If the Final Level of each Reference Index is greater than its respective Initial Level (regardless of whether a Knock-In Event has occurred), you will not receive the appreciation of any of the Reference Indices. Assuming the securities are held to maturity, the maximum amount payable with respect to the securities will not exceed $1,250.00 for each $1,000 principal amount of the securities.

  •
  YOUR RETURN WILL BE NEGATIVE EVEN IF THE CLOSING LEVEL OF ONLY ONE REFERENCE INDEX REACHES OR FALLS BELOW ITS KNOCK-IN LEVEL AND THE FINAL LEVEL OF ONLY ONE REFERENCE INDEX IS BELOW ITS INITIAL LEVEL—Your return will be negative even if the closing level of only one Reference Index reaches or falls below its Knock-In Level and the Final Level of only one Reference Index is below its Initial Level. Even if the closing level of only one Reference Index reaches or falls below its Knock-In Level, a Knock-In Event will have occurred. If a Knock-In Event occurs and the Final Level of any Reference Index is less than its Initial Level, your return will be negative and you will receive less than the principal amount of the securities at maturity.

  •
  IF A KNOCK-IN EVENT OCCURS, YOUR RETURN WILL BE BASED ON THE PERFORMANCE OF THE LOWEST PERFORMING REFERENCE INDEX — If a Knock-In Event occurs, your return will be based on the performance of the Lowest Performing Reference Index. This will be true even if the closing level of the Lowest Performing Reference Index never reached or fell below its Knock-In Level on any day during the Observation Period.

  •
  THE SECURITIES ARE EXPOSED TO THE RISK OF FLUCTUATIONS IN THE LEVELS OF THE REFERENCE INDICES TO THE SAME DEGREE FOR EACH REFERENCE INDEX — The securities are linked to the individual performance of each Reference Index and are not linked to a basket comprised of the Reference Indices. Because the securities are not linked to a basket, in which the risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risk of fluctuations in the levels of the Reference Indices to the same degree for each Reference Index.

  •
  THE SECURITIES ARE SUBJECT TO EARLY REDEMPTION, WHICH LIMITS YOUR ABILITY TO ACCRUE INTEREST OVER THE FULL TERM OF THE SECURITIES — The securities may be redeemed on any Interest Payment Date upon at least five business days notice. If the securities are redeemed, you will receive only the principal amount of the securities and any accrued but unpaid interest to the Early Redemption Date. In this case, you will lose the opportunity to continue to accrue and be paid interest to the scheduled Maturity Date. It is more likely that the securities will be redeemed prior to the Maturity Date if a Knock-In Event has not occurred. If the securities are redeemed prior to the Maturity Date, you may be unable to invest in other securities with similar level of risk that yield as much interest as the securities.

  •
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent's commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

  •
  NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks comprising any Reference Index would have.

  •
  LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the note.

  •
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

  •
  THE MARKET VALUE OF THE SECURITIES MAY BE INFLUENCED BY MANY FACTORS THAT ARE UNPREDICTABLE — Many factors, most of which are beyond our control, will influence the value of the securities and the price at which Credit Suisse Securities (USA) LLC may be willing to purchase or sell the securities in the secondary market, including:

    o
    the current level of the Reference Indices;

    o
    interest and yield rates in the market;

    o
    the volatility of any of the Reference Indices;

    o
    the Early Redemption feature, which is likely to limit the value of the securities;

    o
    economic, financial, political and regulatory or judicial events that affect the stocks underlying the Reference Indices or stock markets generally and which may affect the level of any of the Reference Indices;

    o
    the time remaining to the maturity of the securities;

    o
    the dividend rate on the stocks included in the Reference Indices; and

    o
    Credit Suisse's creditworthiness, including actual or anticipated downgrades in our credit ratings.

    Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include refinancing of existing debt outside of Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Reference Indices and, as a result, could decrease the amount you may receive on the securities at maturity. Please refer to "Use of Proceeds and Hedging" in the accompanying product supplement for further information.

Historical Performance of the Reference Indices

The following tables set forth the published high, low, and period end closing levels of each Reference Index during each calendar quarter from January 1, 2003 through December 23, 2008. The closing levels of the S&P 500® Index and the Russell 2000® Index on December 23, 2008 were 863.16 and 468.64, respectively. We obtained the closing levels and other information below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

You should not take the historical values of the Reference Indices as an indication of future performance of the Reference Indices or the securities. The levels of either of the Reference Indices may decrease so that a Knock-In Event occurs and at maturity you will receive a Redemption Amount equal to less than the principal amount of the securities. We cannot give you any assurance that the level of the Lowest Performing Reference Index will increase from the Trade Date to the Valuation Date. If the closing level of any Reference Index reaches or falls below its Knock-In Level on any day during the Observation Period, and the level of the Lowest Performing Reference Index on the Valuation Date is less that its Initial Level, then you will lose money on your investment.

	Low	High	Close		Low	High	Close
S&P 500® Index
2003				2006
First Quarter	800.73	931.66	848.18	First Quarter	1254.78	1307.25	1294.83
Second Quarter	858.48	1011.66	974.50	Second Quarter	1223.66	1325.76	1270.20
Third Quarter	965.46	1039.58	995.97	Third Quarter	1234.49	1339.15	1335.85
Fourth Quarter	1018.22	1111.92	1111.92	Fourth Quarter	1331.32	1427.09	1418.30
2004				2007
First Quarter	1091.33	1157.76	1126.21	First Quarter	1374.12	1459.68	1420.86
Second Quarter	1084.10	1150.57	1140.84	Second Quarter	1424.55	1539.18	1503.35
Third Quarter	1063.23	1129.30	1114.58	Third Quarter	1406.70	1553.08	1526.75
Fourth Quarter	1094.81	1213.55	1211.92	Fourth Quarter	1407.22	1565.15	1468.36
2005				2008
First Quarter	1163.75	1225.31	1180.59	First Quarter	1273.37	1447.16	1322.70
Second Quarter	1137.50	1216.96	1191.33	Second Quarter	1278.38	1426.63	1280.00
Third Quarter	1194.44	1245.04	1228.81	Third Quarter	1106.39	1305.32	1166.36
Fourth Quarter	1176.84	1272.74	1248.29	Fourth Quarter (through December 23, 2008)	752.44	1161.06	863.16
Russell 2000® Index
2003				2006
First Quarter	345.94	398.45	364.54	First Quarter	684.05	765.14	765.14
Second Quarter	368.69	458.01	448.37	Second Quarter	672.72	781.83	724.67
Third Quarter	449.17	520.20	487.68	Third Quarter	671.94	734.48	725.59
Fourth Quarter	500.32	565.47	556.91	Fourth Quarter	718.35	797.73	787.66
2004				2007
First Quarter	557.63	601.50	590.31	First Quarter	760.06	829.44	800.71
Second Quarter	535.34	606.39	591.52	Second Quarter	803.22	855.09	833.70
Third Quarter	517.10	582.72	572.94	Third Quarter	751.54	855.77	805.45
Fourth Quarter	564.88	654.57	651.57	Fourth Quarter	735.07	845.72	766.03
2005				2008
First Quarter	604.53	644.95	615.07	First Quarter	643.97	753.55	687.97
Second Quarter	575.02	644.19	639.66	Second Quarter	686.07	763.27	689.66
Third Quarter	643.04	688.51	667.80	Third Quarter	657.72	754.38	679.58
Fourth Quarter	621.57	660.57	673.22	Fourth Quarter (through December 23, 2008)	385.31	671.59	468.64

Certain United States Federal Income Tax Considerations

The following discussion is a general summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the securities. Except as indicated below under "—Tax treatment of Non-U.S. Holders," this discussion applies only to a U.S. Holder (as defined below) of a security that acquires the security pursuant to this offering at the initial offering price. This discussion is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change, possibly with retroactive effect. This discussion is limited to investors that hold the securities as capital assets (generally for investment purposes) for U.S. federal income tax purposes. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law, such as financial institutions, insurance companies, tax-exempt organizations, partnerships, dealers in securities or currencies, persons deemed to sell the securities under the constructive sale provisions of the Internal Revenue Code of 1986, as amended, and persons that hold the securities as part of a straddle, hedge, conversion transaction or other integrated investment. Furthermore, this discussion does not address any U.S. federal estate or gift tax laws or any state, local or foreign tax laws. Prospective investors are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership and disposition of the securities.

For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of a security that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or partnership that is created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (B) that has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes. A "non-U.S. Holder" means a beneficial owner that is not a U.S. Holder.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns securities, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the securities should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY US FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In General

There are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities. Under one approach, each security is treated as consisting of (a) a put option (the "Put Option") that requires the holder to cash settle against the value of the lowest performing reference index for an amount equal to the Deposit (as defined below) if any Reference Index level declines to a defined floor level and ends up equal to or less than the Initial Level and (b) a deposit with us of cash, in an amount equal to the amount paid for a security (the "Deposit") to secure the holder's potential obligation to cash settle against the value of the lowest performing reference index. We intend to treat the securities consistent with this approach. We and by acceptance of a security, each holder, agree to treat the securities as consisting of a Deposit and a Put Option with respect to the reference indices for all U.S. federal income tax purposes. Except as otherwise provided in "—Alternative characterizations and treatments," the balance of this summary assumes that the securities are so treated.

Tax treatment of U.S. Holders

In accordance with the agreed-upon tax treatment described above, the portion of each stated interest coupon on the security that should be treated as interest on the Deposit is 1.328% and the remaining 23.672% should be treated as put premium received by the U.S. Holder in respect of the Put Option to us (the "Put Premium").

Interest Payments on the Securities

We will treat the Deposit as a debt obligation issued by us. Accordingly, we will treat each coupon payment as consisting of interest of 1.328% on the Deposit and the balance of 23.672% as Put Premium paid to you. U.S. Holders should therefore include such interest component of the coupon in income as received or accrued, based on their method of accounting.

Put Premium and Payment of Redemption Amount on the Securities

A U.S. Holder should not be subject to tax upon receipt of the Put Premium.

If the final level of the lowest performing index is less than or equal to the initial level, a U.S. holder will receive cash equal to the amount described above under "Description of the Securities—Redemption Amount" and should recognize short-term capital gain or loss equal to the difference between (a) the cash proceeds so received (other than in respect of any accrued but unpaid coupon on the security, which will be taxed as described above) plus the Put Premium, and (b) the U.S. Holder's tax basis in the security (generally equal to the amount of the Deposit).

If the final level of the lowest performing index is greater than the initial level, a U.S. holder will receive cash equal the principal amount of the security and should recognize short-term capital gain or loss equal to the difference between (a) the cash proceeds so received (other than in respect of any accrued but unpaid coupon on the security, which will be taxed as described above) and (b) the U.S. Holder's tax basis in the security. This difference is expected to equal zero. The Put Option should be deemed to have expired unexercised and the Put Premium received should be treated as short-term capital gain at such time.

Sale or Exchange of the Securities

Upon a sale of a security, a U.S. Holder should allocate the sale proceeds received between the Deposit and the Put Option on the basis of their respective fair market values on the date of sale. The U.S. Holder should generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between the amount of the sale proceeds allocable to the Deposit and the U.S. Holder's adjusted tax basis in the Deposit (which will generally equal the issue price of the security). Except to the extent attributable to accrued but unpaid interest with respect to the Deposit, which will be subject to tax as described above under "—Interest Payments on the Securities," such gain or loss will be short-term capital gain or loss if the U.S. Holder has held the security for not more than one year, and long-term capital gain or loss if the U.S. Holder has held the security for more than one year. A U.S. Holder should recognize short-term capital gain equal to the amount of remaining sale proceeds allocable to the Put Option plus any previously received Put Premium. If the value of the Deposit exceeds the total sale proceeds received, then the U.S. Holder should be treated as having paid the buyer an amount equal to the amount of such excess in exchange for the buyer's assumption of the U.S. Holder's rights and obligations under the Put Option. In such a case, the U.S. Holder should recognize a short-term capital gain or loss in an amount equal to the difference between the total Put Premium previously received and the amount of the payment deemed made by the U.S. Holder to the buyer with respect to the assumption of the Put Option. The amount of the deemed payment will be added to the sale proceeds allocated to the Deposit in determining the gain or loss in respect of the Deposit.

Alternative Characterizations and Treatments

Although we intend to treat each security as a Deposit and a Put Option, there are no regulations, published rulings or judicial decisions addressing the characterization of securities with terms that are substantially the same as those of the securities. Accordingly, no assurance can be given that the Internal Revenue Service ("IRS") would accept or that a court would uphold the characterization and treatment described above. The securities could be subject to some other characterization or treatment for U.S. federal income tax purposes which would affect the timing and the character of any income or loss with respect to the securities, potentially adversely. For example, the securities could be treated as "contingent payment debt instruments" ("CPDIs") for U.S. federal income tax purposes. Other characterizations and treatments of the securities are possible. Prospective investors in the securities should consult their tax advisors as to the tax consequences to them of purchasing securities, including any alternative characterizations and treatments.

Tax Treatment of Non-U.S. Holders

Any capital gain realized upon the sale or other disposition of the securities by a non-U.S. Holder, including capital gain resulting from the delivery of cash upon redemption of the securities, generally will not be subject to United States taxation unless: (1) such gain is effectively connected with a U.S. trade or business of such non-U.S. Holder or (2) in the case of a non-U.S. Holder who is an individual, such non-U.S. Holder is present in the United States for 183 days or more during the taxable year of the sale or other disposition.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion relating to U.S. Holders, above.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (a) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (b) whether income and gain on such an instrument should be ordinary or capital, and (c) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding Notice 2008-2 and its possible impact on you.

Possible Legislation on Prepaid Derivative Contracts

On December 19, 2007, Representative Richard Neal introduced a tax bill (the "Bill") before the House Ways and Means Committee that would apply to "prepaid derivative contracts" acquired after the date of enactment of the Bill. The Bill, if enacted, would apply to certain derivative financial contracts with a term of more than one year, where there is no substantial likelihood that the taxpayer will be required to pay any additional amount thereunder, and would require the holder of such a contract to include as interest income each year in respect of such contract an amount determined by reference to the monthly U.S. federal short-term rate determined under Code section 1274(d). A holder's tax basis in such contract would be increased by the amount so included. Any gain (either at maturity or upon sale) with respect to the contract would be treated as long-term capital gain if the contract is a capital asset in the hands of the holder and such holder has held the contract for more than one year. Any loss would be treated as ordinary loss to the extent of prior interest accruals.

While the Bill, if enacted, would not apply to the securities (due to its prospective effective date), it is not possible to predict whether any tax legislation that may ultimately be enacted will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding the Bill and any future tax legislation that may apply to your securities.

Information reporting and backup withholding

Distributions made on the securities and proceeds from the sale of securities to or through certain brokers may be subject to a "backup" withholding tax on "reportable payments" unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld from distributions on the securities generally would be refunded by the IRS or allowed as a credit against the holder's U.S. federal income tax, provided the holder makes a timely filing of an appropriate tax return or refund claim.

Reports will be made to the IRS and to holders that are not excepted from the reporting requirements.

Supplemental Plan of Distribution

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to Credit Suisse Securities (USA) LLC.

The distribution agreement provides that Credit Suisse Securities (USA) LLC is obligated to purchase all of the securities if any are purchased.

Credit Suisse Securities (USA) LLC proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement. Credit Suisse Securities (USA) LLC will not receive a commission in connection with the sale of the securities. If all of the securities are not sold at the initial offering price, Credit Suisse Securities (USA) LLC may change the public offering price and other selling terms.

Please refer to "Underwriting" in the accompanying product supplement for further information.

Credit Suisse